  As filed with the Securities and Exchange Commission on May 23, 1997
                                           Registration No. _______________
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                               __________________
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               __________________
                         NATIONAL SURGERY CENTERS, INC.
             (Exact name of Registrant as specified in its charter)

       Delaware                                        36-3549627
(State or other jurisdiction of          (I.R.S. Employer Identification Number)
incorporation or organization)
                       30 South Wacker Drive, Suite 2302
                            Chicago, Illinois 60606
             (Address of Registrant's Principal Executive Offices)
                           _________________________

               BRYAN S. FISHER RESTRICTED STOCK GRANT AGREEMENT;
            DENNIS J. ZAMOJSKI RESTRICTED STOCK GRANT AGREEMENT; and NATIONAL SURGERY CENTERS, INC. 1997 NON-EMPLOYEE DIRECTOR OPTION PLAN
                           (Full Title of the Plans)

           E. Timothy Geary                                Copies to:
Chairman of the Board of Directors and              Steven E. Ducommun, Esq.
       Chief Executive Officer                         Bell, Boyd & Lloyd
    National Surgery Centers, Inc.                      70 West Madison
  30 South Wacker Drive, Suite 2302                 Chicago, Illinois  60602
       Chicago, Illinois  60606                          (312) 372-1121
            (312) 655-1400
                     (Name, Address, and Telephone Number,
                   Including Area Code, of Agent For Service)
                           _________________________

                                       CALCULATION OF REGISTRATION FEE
================================================================================================================
                                                                    Proposed         Proposed
                                                 Amount              Maximum          Maximum        Amount of
                Title of                          to be          Offering Price      Aggregate     Registration
      Securities to be Registered              Registered           Per Share     Offering Price        Fee
----------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share      15,000 Shares (1)      $32.188 (2)    $  482,820 (2)    $  147 (2)
----------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share     200,000 Shares (4)      $32.188 (2)    $6,437,600 (2)    $1,951 (2)
                                            35,000 Shares (3)(4)   $29.375 (3)    $1,028,125 (3)    $  312 (3)
                                            15,000 Shares (3)(4)   $33.25 (3)     $  498,750 (3)    $  152 (3)
----------------------------------------------------------------------------------------------------------------

    (1) This amount reflects an aggregate of 15,000 shares of Common Stock which were issued as follows: pursuant to a grant of shares of Common Stock which is restricted under the terms of the Agreement dated as of August 11, 1994 between Bryan S. Fisher and the Company--7,500 (the "Fisher Agreement") and pursuant to a grant of shares of Common Stock which is restricted under the terms of the Agreement dated as of August 11, 1994 between Dennis J. Zamojski and the Company--7,500 (the "Zamojski Agreement").
    (2) Estimated in accordance with Rule 457(h) solely for purposes of calculating the registration fee and based upon the average of the high and low sale prices of the Registrant's Common Stock on the Nasdaq National Market on May 19, 1997, as reported in The Wall Street Journal (Midwest Edition).
    (3) This amount consists of 35,000 and 15,000 shares of Common Stock which are issuable pursuant to options granted at a weighted average exercise price of $29.375 and $33.25 per share, respectively, pursuant to the National Surgery Centers, Inc. 1997 Non-Employee Director Option Plan (the "Non-Employee Directors' Plan").
    (4) This registration statement also covers an indeterminate number of shares of Common Stock which may be issuable under the antidilution and other adjustment provisions of the Non-Employee Director's Plan.

===============================================================================

                                EXPLANATORY NOTE

     This Registration Statement contains a form of Prospectus to be used for the resale of an aggregate of 15,000 shares of Common Stock registered hereby, which were issued as follows: pursuant to a grant of shares of Common Stock which is restricted under the terms of the Agreement dated as of August 11, 1994 between Bryan S. Fisher and the Company--7,500 (the "Fisher Agreement") and pursuant to a grant of shares of Common Stock which is restricted under the terms of the Agreement dated as of August 11, 1994 between Dennis J. Zamojski and the Company--7,500 (the "Zamojski Agreement"). The complete Prospectus covering the shares issued pursuant to the Fisher Agreement and the Zamojski Agreement follows immediately. A copy of the complete Prospectus covering the shares issued pursuant to the Fisher Agreement and the Zamojski Agreement, in the exact form in which it is to be used after effectiveness, will be filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

PROSPECTUS
----------
                                 15,000 Shares

                        NATIONAL SURGERY CENTERS, INC.

                                 Common Stock

                                 _____________

     This Prospectus covers 15,000 shares (the "Shares") of common stock, par value $.01 (the "Common Stock"), of National Surgery Centers, Inc. (the "Company") which may be offered and sold from time to time for the account of the persons who are identified herein under the heading "Selling Stockholders". See "Selling Stockholders" and "Restricted Stock Grants". The Company will receive no part of the proceeds of any sales of the Shares.

     The distribution of the Shares by the Selling Stockholders may be effected from time to time in one or more transactions on the Nasdaq National Market (which may involve block transactions) in special offerings, in negotiated transactions, or otherwise, and at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Stockholders may engage one or more brokers to act as principal or agent in making sales, who may receive discounts or commissions from the Selling Stockholders in amounts to be negotiated. The Selling Stockholders and any such brokers may be deemed "underwriters" under the Securities Act of 1933, as amended (the "Securities Act") of the Shares sold.

     See "Risk Factors" at page 5 of this Prospectus for a discussion of certain factors that should be considered in connection with an investment in the Common Stock offered hereby.

     The Common Stock is traded on the Nasdaq National Market under the symbol "NSCI". On May 19, 1997, the closing bid price of the Common Stock, as reported in The Wall Street Journal (Midwest Edition), was $32.5 per share.

                              __________________

     No person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer of any securities other than the registered securities to which it relates or an offer to any person in any jurisdiction where such offer would be unlawful. The delivery of this Prospectus at any time does not imply that information herein is correct as of any time subsequent to its date.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.


                              ___________________


                  The date of this Prospectus is May 23, 1997

                                   CONTENTS

                                                              Page
                                                              ----
AVAILABLE INFORMATION.......................................   3
DOCUMENTS INCORPORATED BY REFERENCE.........................   3
THE COMPANY.................................................   3
RISK FACTORS................................................   5
USE OF PROCEEDS.............................................   7
SELLING STOCKHOLDERS........................................   7
PLAN OF DISTRIBUTION........................................   7
DISCLOSURE ON INDEMNIFICATION...............................   8


                             AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Reports, registration statements, proxy statements, and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices, Judiciary Plaza, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

          The Company has filed a Registration Statement on Form S-8 (the "Registration Statement") with the Commission under the Securities Act, in respect of the Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements herein concerning the contents of any contract or other document are not necessarily complete, and in each instance reference is made to such contract or other document filed with the Commission as an exhibit to the Registration Statement, or otherwise, each such statement being qualified by, and subject to, such reference in all respects.

                      DOCUMENTS INCORPORATED BY REFERENCE

          The following documents and information heretofore filed by the Company with the Commission are incorporated herein by reference:

          (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1996.

          (2)  The Company's Current Report on Form 10-Q dated May 14, 1997.

          (3) The Company's Proxy Statement for the Annual Meeting of Stockholders held May 21, 1997 which was filed with the Commission on April 15, 1997.

          (4) The description of the Company's Common Stock set forth under the caption "Description of Capital Stock" in the Company's registration statement on Form S-1 (Reg. No. 33-96996) which description is incorporated by reference in the Company's registration statement on Form 8-A filed on November 7, 1995 for the registration of the Common Stock under Section 12(g) of the Exchange Act.

          All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares of Common Stock offered hereby (except to the extent specified therein or in rules or regulations of the Commission) shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, at the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Requests for such copies should be directed to National Surgery Centers, Inc. 30 South Wacker Drive, Suite 2302, Chicago, Illinois 60606, (telephone 312-655-1400).

                                  THE COMPANY

          The Company owns and operates freestanding multi-specialty ambulatory surgery centers that provide the medical and administrative support necessary for physicians to perform non-emergency surgical procedures. The Company operates a network of 32 surgery centers in twelve states. See "Material Changes." The Company provides alternate-site settings for high-quality surgical care that is more cost effective than hospital-based surgical care and that is provided in an alternate-site setting increasingly preferred by physicians, payors and patients.

          In recent years, government programs, private insurance companies, managed care organizations and self-insured employers have implemented various cost-containment measures to limit the growth of health care expenditures. These cost-containment measures, together with technological advances, have resulted in a significant shift in the delivery of health care services away from inpatient hospitals to more cost-effective alternate sites, including freestanding ambulatory surgery centers. Industry sources estimate that in 1994 outpatient surgical procedures represented approximately 64.7% of all surgical procedures performed in the United States, compared with 31.3% in 1984, and that surgical procedures performed in freestanding ambulatory surgery centers comprised 19.0% of total outpatient surgery, compared with 7.9% in 1984. In 1995, there were approximately 2,340 surgery centers in the U.S., of which approximately 130 were owned by hospitals and approximately 510 were owned by corporate chains. The remaining approximately 1,700 centers were independently owned, primarily by physicians. The Company believes that surgery performed at a freestanding ambulatory surgery center is generally less expensive than hospital-based ambulatory surgery for a number of reasons, including lower facility development costs, more efficient staffing and space utilization and a specialized operating environment focused on cost containment.

          The Company believes that many physicians prefer the efficiencies of freestanding ambulatory surgery centers because they enhance physicians' productivity by providing them with greater scheduling flexibility, more consistent nurse staffing and faster turnaround time between cases, allowing physicians to perform more surgeries in a defined period of time. In addition, new technology and advances in anesthesia and the addition of overnight recovery have significantly expanded the number and types of surgical procedures that are being performed in ambulatory surgery centers.

          The Company's objective is to establish a nationwide organization of freestanding ambulatory surgery centers in secondary and other selected markets by acquiring established centers and developing new centers. The Company seeks to provide a broad range of high-quality surgical services and to collaborate with other participants in local health care delivery systems. The key components of the Company's strategy are as follows:

 .         Acquire established ambulatory surgery centers that are seeking affiliation with an experienced operator having access to capital and other resources;

 .         Focus on secondary and other selected markets where the Company can establish a significant local presence or play an important role in the development of local integrated delivery systems;

 .         Develop new ambulatory surgery centers in markets where attractive acquisitions are not available or where the opportunity exists to increase the Company's presence in its existing markets;

 .         Develop joint ventures with hospitals and other providers to increase patient flow through joint marketing, access to managed care contracts and participation in a broader network of health care providers; and

 .         Expand the range of services offered to physicians and payors by offering state-of-the-art technology, administrative conveniences, flexible pricing alternatives and cost-effective care.

          The Company was incorporated in 1987 in the State of Illinois and was reincorporated in the State of Delaware in 1995. The Company initially provided ambulatory surgery development and management services to hospitals, physician groups and surgery centers. It was the Company's intent to become recognized by surgery center physician owners, competitors and financing sources as a prominent national surgery center company. To further this goal, the Company initially pursued an acquisition strategy that targeted large, higher-profile surgery centers in selected markets whose affiliation with the Company would provide the Company with scale and credibility. The Company believes that these large surgery centers provided it with a higher profile and with the needed scale in their respective communities giving the Company access to other potential acquisition candidates. In addition, the Company sought to identify medium-sized but stable and profitable surgery centers as well as less profitable centers in selected markets with significant opportunities for profit improvement. The Company also pursued opportunities to develop new facilities with hospitals and physician groups.

          Unless the context otherwise requires, references to the "Company" include National Surgery Centers, Inc. and its subsidiaries. The Company's executive offices are located at 30 South Wacker Drive, Suite 2302, Chicago, Illinois, 60606 and its telephone number is (312) 655-1400.

                                 RISK FACTORS

          In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.

          Acquisition and Development Strategy. The success of the Company's acquisitions will be determined by numerous factors, including the Company's ability to identify centers suitable for acquisition, to acquire and finance such centers on acceptable terms and to integrate and operate such centers profitably after acquisition. The ability to develop new surgery centers successfully is influenced by a number of factors, including the identification of suitable markets, the availability of interested joint venture partners, physicians' use of the new surgery centers, implementation of management systems that take advantage of marketing and cost saving opportunities and the availability of financing to minimize the financial impact of expenses associated with start-up surgery centers. In the Company's experience, new surgery centers typically incur initial operating losses and the time frame within which such centers become profitable may vary. In addition, the rapid development of new surgery centers requires a substantial investment in working capital which may adversely affect the operating results and financial condition of the Company. The Company intends to develop one to two new centers and to acquire four to six new centers annually. If the Company is not able to operate a surgery center profitably, it may explore various alternatives including selling or closing it or entering into a joint venture with another party, any of which could result in a loss with respect to that center and adversely affect the operating results and financial condition of the Company.

          Additional Financings. The Company's acquisition and development program requires substantial capital resources. The operations of its existing centers require ongoing capital expenditures for renovation and expansion and the addition of costly medical equipment and technology utilized in the centers. The Company expects that existing cash and short-term investments, cash generated from operations and available credit borrowings will be adequate to provide for the Company's cash requirements through the end of 1997, unless the rate of acquisitions significantly increases beyond current expectations. No assurances can be given that such cash, short-term investments and borrowings will be sufficient to provide for the Company's cash requirements beyond the end of 1997. The Company may incur indebtedness and may issue, from time to time, debt or equity securities in connection with the acquisition of surgery centers. There can be no assurance that sufficient financing will be available on terms satisfactory to the Company.

          Rapid Growth. Since 1991, the Company has pursued an aggressive growth strategy. Of the Company's currently operating surgery centers, four were acquired in 1991, four were acquired in 1992, two were acquired in 1993, three were acquired in 1995 and 16 have been acquired in 1996 (including one in which it acquired a minority interest). Additionally, two development centers were opened in 1994 and one was opened in 1996. The Company intends to develop one to two new centers and acquire four to six additional surgery centers by the end of 1997. This rapid growth may place significant demands on the Company's financial and management resources. There can be no assurance that the Company will be able to manage this growth effectively or that losses at one or more of the acquired or developed surgery centers will not adversely affect the Company's financial condition or results of operations.

          Reimbursement. The health care industry is experiencing a trend towards cost containment as government and other third-party payors, who are the Company's principal sources of revenue, seek to impose lower reimbursement rates and negotiate reduced contract rates with service providers, generally in the form of fixed rates for specified procedures. Government payors' reimbursement rates are lower than the Company's standard charges and are non-negotiable. Recent federal budget legislation decreased the aggregate amount of funds available for such reimbursement rates from managed care providers, such as health maintenance organizations ("HMOs") and preferred provider organizations ("PPOs"), are generally made according to contracts between the individual center and the managed care provider. Such contracts typically define reimbursement by specific procedure or group of procedures or as a percentage of standard charges and are renegotiated from time to time. Reductions in reimbursement rates by government or other third-party payors and the trend towards cost containment may adversely affect the Company's operating results or financial condition. While the Company currently satisfies the participation requirements of Medicare and Medicaid, exclusion of the Company from such programs would adversely affect the Company's operating results or financial condition.

          Managed Care. Although the Company believes that, because it is a high-quality, cost-effective provider of ambulatory surgery services, it will be able to continue serving enrollees in managed care plans, there can be no assurance that it will be able to do so. The future inability of the Company to obtain managed care contracts in its markets may adversely affect the Company's operating results or financial condition. There can be no assurance that the Company will be able to obtain managed care contracts at each of its centers. In addition, federal and state legislative proposals have been introduced that could substantially increase the number of Medicare and Medicaid recipients enrolled in HMOs and other managed care plans. The Company derives a substantial portion of its revenue from Medicare and Medicaid. In the event such proposals are adopted, there can be no assurance that the Company will be able to obtain contracts from HMOs and other managed care plans serving Medicare and Medicaid enrollees.

          Government Health Care Regulation. The Company and its surgery centers are subject to extensive and changing federal, state and local regulations. Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare or Medicaid eligible patients or in return for the purchase, lease or order of items or services that are covered by Medicare or Medicaid. Federal law also prohibits certain financial relationships between physicians and other health care providers. These self-referral statutes are broad and the full extent of their application is not known. The most recent of such federal self-referral statutes prohibits a physician from referring Medicare or Medicaid patients to an entity providing "designated health services," as specifically defined in that statute, where the physician has a prohibited financial relationship with such entity. Ambulatory surgery centers are not among such designated health services. In addition, many states have adopted self-referral laws. The Company's ownership interest in a surgery center typically is through a wholly owned subsidiary of the Company that is the general partner of a limited partnership that owns and operates the center. Generally, the limited partners are surgeons who practice in the community where the surgery center is located. Although the Company believes that its operations and structure do not violate the various laws referred to above, there can be no assurance that its activities will not be challenged by regulatory authorities. If such a challenge is successful, it could have a material adverse effect on the Company. In addition to the adverse consequences of non-compliance with these regulations, the costs of compliance with such regulations are, and are likely to remain, significant. It is not possible to predict accurately the content of future legislation or regulation affecting the health care industry or its impact on the Company's ability to develop or acquire new surgery centers or to operate its existing surgery centers in the manner in which they are currently operated.

          Holding Company Structure. The Company is a holding company that derives substantially all of its operating income and cash flows from its subsidiaries and partnerships, although the Company can, subject to applicable state laws and the terms of its limited partnership agreements, control the timing and amount of dividends paid by its subsidiaries and distributions made by its majority-owned partnerships. Although the Company receives some management fees directly, it relies on dividends from its subsidiaries and distributions from its partnerships to generate the funds necessary to meet its obligations. Claims of creditors of the Company's subsidiaries or partnerships will generally have priority as to the assets of such subsidiaries or partnerships over the claims of the Company.

          Insurance/Professional Liability. The Company's surgery centers are exposed to the risk of professional liability claims. Claims of this nature, if successful, could result in substantial damage awards to the claimants that may exceed the limits of any applicable insurance coverage. Although the Company maintains liability insurance which it believes to be sufficient in scope and amount, there can be no assurance that such insurance will continue to be available to the Company at acceptable rates or that successful liability claims asserted against the Company or its subsidiaries will not have a material adverse effect on the Company's operating results or financial condition.

          Competition. The health care industry, in general, and the ambulatory surgery business, in particular, are highly competitive and subject to continual changes in the manner in which services are delivered and providers are selected. The Company competes for patients and managed care contracts principally with hospitals and other freestanding surgery centers, some of which are larger and have greater resources than the Company. There can be no assurance that levels of competition will not increase or that such competition will not have a material adverse effect on the Company's business.

          Dependence on Senior Management. The Company depends on a limited number of key personnel, including E. Timothy Geary for the management of the Company and the implementation of its business strategy. The loss of services of certain key employees, including Mr. Geary, could have a material adverse effect on the Company. The Company does not maintain key man life insurance policies on any of its officers.

          Common Stock Eligible for Future Sale. As of May 21, 1997 and giving effect to this offering, the Company had outstanding 12,001,965 shares of Common Stock and Non-Voting Common Stock, warrants and options to purchase 1,399,186 shares of Common Stock and notes convertible into 34,926 shares of Common Stock. The 3,450,000 shares issued in the Company's initial public offering in November 1995 and the 2,415,511 shares of Common Stock issued in the Company's public offering in October, 1996 are eligible for immediate sale in the public market without restriction, other than by an "affiliate" of the Company as that term is defined in the Securities Act of 1993, as amended (the "Securities Act"). All remaining shares of Common Stock were issued and sold by the Company in private transactions, are issuable upon exercise of warrants and options, or are issuable upon conversion of convertible subordinated notes, and are eligible for sale in the public market at prescribed times subject to compliance with an exemption from the registration requirements of the Securities Act, such as Rule 144 or Rule 144A. In addition, certain existing stockholders have the right to require the Company to register their Common Stock under the Securities Act from time to time.

          Effect of Certain Charter and Bylaw Provisions. Certain provisions of the Company's Charter and Bylaws may have the effect of delaying , deferring or preventing a change in control of the Company without further action by the stockholders. See "Description of Capital Stock."

          Absence of Dividends. The Company has never declared or paid and does not intend to pay cash dividends on the Common Stock in the foreseeable future and anticipates that it will retain any future earnings to finance its growth and operations. In addition, the Company's agreement with its senior lender contains a minimum net worth covenant and other limitations on the payment of cash dividends.

          Possible Conflicts of Interest. One of the general partners of Welsh, Carson, Anderson & Stowe V, L.P. ("WCAS V") and WCAS Capital Partners II, L.P. ("WCAS II") is a director of the Company. WCAS V and WCAS II are also investors in and have affiliates serving as directors of other companies in the health care industry, some of which may compete with the Company. Affiliates of WCAS V and WCAS II servings as directors of the Company and such other companies could be confronted with conflicts of interest in performing their duties as directors. There can be no assurance that such potential conflicts of interest will not adversely affect the Company.

                                USE OF PROCEEDS

          The Company will not receive any proceeds from the sale of the Shares of Common Stock.

                           SELLING SECURITY HOLDERS

          The following table sets forth certain information regarding the beneficial ownership of Common Stock as of May 22, 1997 by each of the Selling Stockholders. Mr. Zamojski currently serves as Vice President of Operations for the Company and Mr. Fisher currently serves as Vice President, Chief Financial Officer, Secretary and Treasurer for the Company.

                       Prior to Offering(1)           After Offering(1)
                      ------------------   Shares   ------------------
                       Number              Offered   Number
                      of Shares  Percent   Hereby   of Shares  Percent
                      ---------  -------   -------  ---------  -------
Dennis J. Zamojski..    51,450      *       7,500     43,950      *
Bryan S. Fisher.....    56,063      *       7,500     48,563      *

     *Less than one percent
     (1) Includes shares directly owned and shares of Common Stock subject to options which were exercisable within 60 days, as follows: Mr. Fisher 47,001 shares; Mr. Zamojski 43,113 shares.


                             PLAN OF DISTRIBUTION

          An aggregate of up to 15,000 Shares may be offered by this Prospectus. The distribution of such Shares by the Selling Stockholders may be effected from time to time in one or more transactions on the Nasdaq National Market (which may involve block transactions), in special offerings, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Stockholders may engage one or more brokers to act as principal or agent in making sales, who may receive discounts or commissions from the Selling Stockholders in amounts to be negotiated. The Selling Stockholders and any such brokers may be deemed "underwriters" under the Securities Act of the Shares sold.

          The Company will pay all expenses of filing the Registration Statement and preparing and reproducing this Prospectus. The Selling Stockholders will pay any selling expenses, including brokerage commissions, incurred in connection with their sale of any Shares covered by this Prospectus. All of the Shares covered by this Prospectus may be sold in the public market in accordance with an exemption from the Securities Act, such as Rule 144 or Rule 144A. The Shares are being registered for resale hereby to allow the Selling Stockholders to sell their Shares if and when a Selling Stockholder determines to sell Shares from time to time and not because of any expressed intent to immediately sell such Shares.

             DISCLOSURE OF COMMISSIONS POSITION ON INDEMNIFICATION
                        FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

     Not required to be included herewith.

Item 2.  Registrant Information and Employee Plan Annual Information.

     Not required to be included herewith.


                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Documents Incorporated By Reference.

     This registration statement on Form S-8 relates to the registration of shares of common stock of National Surgery Centers, Inc. (the "Company"), $.01 par value per share (the "Common Stock").

     The following documents and information heretofore filed by the Company with the Commission are incorporated herein by reference:

     (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1996.

     (2)  The Company's Current Report on Form 10-Q dated May 14, 1997.

     (3) The Company's Proxy Statement for the Annual Meeting of Stockholders held May 21, 1997, which was filed with the Commission on April 15, 1997.

     (4) The description of the Company's Common Stock set forth under the caption "Description of Capital Stock" in the Company's registration statement on Form S-1 (Reg. No. 33-96996), which description is incorporated by reference in the Company's registration statement on Form 8-A filed on November 7, 1995 for the registration of the Common Stock under Section 12(g) of the Exchange Act.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all of the securities offered hereby have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

     Inapplicable.

Item 5.  Interests of Named Experts and Counsel.

     Inapplicable.

Item 6.  Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of Delaware authorizes the Company to indemnify its directors and officers under specified circumstances. The Certificate of Incorporation and Bylaws of the Company provide that the company shall indemnify, to the extent permitted by Delaware law, its directors and officers (and may indemnify its employees and agents) against liabilities (including expenses, judgments, and settlements) incurred by them in connection with any actual or threatened action, suit, or proceeding to which they are or may become parties and which arises out of their status as directors, officers, or employees.

     The Company's Certificate of Incorporation eliminates, to the fullest extent permitted by Delaware law, liability of a director to the Company or its stockholders for monetary damages for a breach of such director's fiduciary duty of care except for liability where a director (a) breaches his or her duty of loyalty to the Company or its stockholders, (b) fails to act in good faith or engage in intentional misconduct or knowing violation of law, (c) authorizes payment of an illegal dividend or stock repurchase, or (d) obtains an improper personal benefit. While liability for monetary damages has been eliminated, equitable remedies such as injunctive relief or rescission remain available. In addition, a director is not relieved of his or her responsibilities under any other law, including the federal securities laws.

     The directors and officers of the Company are insured within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits, or proceedings and certain liabilities which might be imposed as a result of such actions, suits, or proceedings, to which they are parties by reason of being or having bee such directors or officers.

     Insofar as indemnification by the Company for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.  Exemption From Registration Claimed.

     The shares of Common Stock to be reoffered or resold pursuant to this Registration Statement, which shares were issued to each of the Selling Stockholders pursuant to the terms of agreements between each of the Selling Shareholders and the Company which subject such shares to certain restrictions set for in such agreements, were issued without registration under the Securities Act, in reliance upon the exemption in Section 4(2) of the Securities Act.

Item 8.  Exhibits.

     The exhibits to this registration statement are listed in the Exhibit Index which appears elsewhere herein and is hereby incorporated by reference.

Item 9.  Undertakings.

     (a)  The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)-(g)  Inapplicable.

     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the provisions described under Item 6 above or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (i)-(j)  Inapplicable.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on May 23, 1997.


                                       NATIONAL SURGERY CENTERS, INC.

                                       By: /s/ E. Timothy Geary
                                          ---------------------------------
                                          E. Timothy Geary
                                          Chairman of the Board of Directors,
                                          Chief Executive Officer and President


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 23, 1997.


     Signature                                          Title
     ---------                                          -----
     Principal Executive Officer:

            /s/ E. Timothy Geary        Chairman of the Board of Directors,
     --------------------------------   Chief Executive Officer and President
            E. Timothy Geary

     Principal Financial Officer and
     Principal Accounting Officer:

            /s/ Bryan S. Fisher         Vice President, Chief Financial Officer,
     --------------------------------   Secretary and Treasurer
            Bryan S. Fisher

     Signature                                           Title
     ---------                                           -----
     A Majority of the Directors:

     /s/ John K. Carlyle                                Director
     ------------------------------
     John K. Carlyle

     /s/ Russell L. Carson                              Director
     ------------------------------
     Russell L. Carson

     /s/ John T. Henley, Jr., M.D.                      Director
     ------------------------------
     John T. Henley, Jr., M.D.

     /s/ Donald E. Linder, M.D.                         Director
     ------------------------------
     Donald E. Linder, M.D.

     /s/ Rocco A. Ortenzio                              Director
     ------------------------------
     Rocco A. Ortenzio

                         NATIONAL SURGERY CENTERS, INC.
                                 Exhibit Index
                                 -------------

     Exhibit
     Number                    Description of Exhibit
     ------                    ----------------------


     4.1 Certificate of Incorporation of the Company (incorporated by reference to pages 2-13 of Exhibit 3.1 to the Company's registration statement on Form S-1, Registration No. 33-96996)

     4.2 Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Form 10-K for the year ended December 31, 1996

     4.3 Specimen certificate representing shares of Common Stock (incorporated by reference to Exhibit 4.1 to the Company's registration statement on Form S-1, Registration No. 33-96996)

     4.5 1997 Non-Employee Director Option Plan of the Company (incorporated by reference to Exhibit 10.2 to the Company's registration statement on Form 10-K for the year ended December 31, 1996)

     5.1  Opinion of Bell, Boyd & Lloyd as to the legality of the Common Stock

     23.1  Consent of Ernst & Young LLP

     23.2  Consent of Bell, Boyd & Lloyd (contained in Exhibit 5.1)